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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated October 3, 1997, relating to the financial statements of Steri-Oss, Inc., which appear in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 through November 15, 1996 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.


                                          PRICE WATERHOUSE LLP

Costa Mesa, California

October 6, 1997